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                                                                     EXHIBIT 3.1

                                                                     EXHIBIT "A"


                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                                ENGLE HOMES, INC.

                                 ARTICLE I. NAME

         The name of the corporation is Engle Homes, Inc.

                               ARTICLE II. ADDRESS

         The mailing address of the corporation is 701 Brickell Avenue, Suite 3000, Miami, Florida 33131.

                              ARTICLE III. PURPOSE

         The corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.

                          ARTICLE IV. AUTHORIZED SHARES

         The maximum number of shares that the corporation is authorized to have outstanding at any time is 1,000 shares of common stock having a par value of $.01 per share.

                     ARTICLE V. REGISTERED OFFICE AND AGENT

         The street address of the registered office of the corporation is 701 Brickell Avenue, Suite 3000, Miami, Florida 33131 and the name of the corporation's registered agent at that address is Intrastate Registered Agent Corporation.


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                               ARTICLE VI. BYLAWS

         The power to adopt, alter, amend or repeal bylaws shall be vested in the board of directors and the shareholders, except that the board of directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

                             ARTICLE VII. AMENDMENTS

                  The corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of INCORPORATION in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.